Exhibit 10.2
ARCH COAL, INC.
SUPPLEMENTAL RETIREMENT PLAN
409A DOCUMENT
          WHEREAS, Arch Coal, Inc. (“Company”) previously adopted the Arch Coal, Inc. Supplemental Retirement Plan (“Plan”); and
          WHEREAS, the Company reserved the right to amend the Plan pursuant to Section 6.G thereof; and
          WHEREAS, for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), the Company desires to “grandfather” benefits accrued by individuals who were in pay status as of December 31, 2004, and the benefits of individuals who terminated employment prior to 1998 who had not commenced payments as of January 1, 2009; and
          WHEREAS, the benefits of such individuals shall be determined under the terms of the Plan in effect at the time of their termination of employment; and
          WHEREAS, other than as provided above, the Company does not desire to “grandfather” any benefits under the Plan for purposes of Section 409A of the Internal Revenue Code of 1986, as amended;
          NOW, THEREFORE, effective January 1, 2009, the Plan is amended and restated in its entirety as follows:

ARCH COAL, INC.
SUPPLEMENTAL RETIREMENT PLAN
409A DOCUMENT
SECTION 1
DEFINITIONS
          A. “Code” means the Internal Revenue Code of 1986, as amended.
          B. “Committee” means the committee appointed pursuant to Section 4.
          C. “Company” means Arch Coal, Inc., a Delaware corporation.
          D. “Employee” means a person who is classified as a salaried employee by the Employer and who is a participant in the Retirement Plan.
          E. “Employer” means the Company or any of its subsidiaries or affiliates which adopts the Plan with the consent of the Company and of which the majority of the issued and outstanding voting stock or equity is owned directly or indirectly by the Company.
          F. “Participant” means an Employee who has satisfied the eligibility requirements of Section 2.
          G. “Plan” means this Arch Coal, Inc. Supplemental Retirement Plan.
          H. “Retirement Plan” as above stated means the Arch Coal, Inc. Retirement Account Plan.
          I. “Specified Employee” means a key employee (as defined in Code Section 416(i) without regard to Code Section 416(i)(5)) determined in accordance with the meaning of such term under Code Section 409A and the regulations promulgated thereunder and the Company’s established methodology for determining specified employees. As of January 1, 2009, the Board has determined that a Specified Employee shall include any individual who is a participant in the Plan or the Arch Coal, Inc. Deferred Compensation Plan.
SECTION 2
ELIGIBILITY
          Any individual who was a Participant in this Plan on December 31, 2008 shall continue as a Participant on January 1, 2009. On or after January 1, 2009, each Employee whose benefits under the Retirement Plan are limited by operation of Code Section 415 or Code Section 401(a)(17) or who defers compensation included in the definition of compensation under the Retirement Plan into a nonqualified deferred compensation plan sponsored by the Employer shall be a Participant in this Plan on the later of January 1, 2009, the date the Employee’s Retirement Plan benefits are first limited by Code Section 415 or Code Section 401(a)(17) or the date such deferrals are made.

SECTION 3
BENEFITS
          A. Benefits shall be payable under this Section 3 of the Plan to those Participants who participate in the Retirement Plan and whose benefits are (a) limited on account of the limitations of Section 415 of the Code, (b) limited on account of the limitation on compensation under Section 401(a)(17) of the Code or (c) calculated without regard to amounts (which otherwise would be included in the definition of compensation under the Retirement Plan) due to an election to defer those amounts into a nonqualified deferred compensation plan sponsored by the Employer, the amount of benefits payable under this Section 3 shall equal the excess (if any) of:
          (1) the lump sum amount which would have been payable to the Participant under the Retirement Plan (as of the date benefits commence under this Plan) without regard to the limitations of Section 415 of the Code and without regard to the limitation on compensation under Section 401(a)(17) of the Code, and including in his or her compensation any amounts included in the definition of compensation under the Retirement Plan that were deferred into a nonqualified deferred compensation plan sponsored by the Employer, over
          (2) the lump sum benefit the Participant is entitled to receive under the Retirement Plan (as of the date benefits commence under this Plan).
Benefits under this Section 3.A shall be paid on the first day of the month following the date the Participant terminates employment and shall be paid in a lump sum.
          Notwithstanding the above, payment of benefits shall not be made under the Plan prior to the date which is six months after the date of a Participant’s termination of employment in the case of a Participant who is determined to be a Specified Employee at the time of his or her termination. In such case, the Specified Employee’s benefit shall be credited with interest during such six-month period in accordance with the interest crediting rate applicable under the Retirement Plan during such period, and distribution shall be made on the day after the last day of such six-month period.
          B. If a Participant dies before his or her benefits begin under this Plan and he or she leaves a beneficiary who is entitled to a benefit under the Retirement Plan, and if such benefit (a) is reduced on account of Section 415 of the Code, (b) is reduced on account of Section 401(a)(17) of the Code, or (c) is calculated without regard to amounts (which otherwise would be included in the definition of compensation under the Retirement Plan) due to an election to defer those amounts into a nonqualified deferred compensation plan sponsored by the Employer, such beneficiary shall receive a benefit under this Section 3.B equal to the excess (if any) of:
          (1) the lump sum amount which would have been payable to the beneficiary under the Retirement Plan without regard to the limitations of Sections 415 and 401(a)(17) of the Code and including in his or her compensation any amounts included in the definition of compensation under the Retirement that were deferred into a nonqualified deferred compensation plan sponsored by the Employer, over

          (2) the lump sum benefit payable to the beneficiary under the Retirement Plan.
Benefits under this Section 3.B shall be paid on the first day of the month following the month in which the Participant dies and shall be paid in a lump sum.
          C. The determination of whether a Participant has had a termination of employment shall be determined under the default provisions of Treas. Reg. Section 1.409A-1(h)(1)(ii), except that a Participant shall not be deemed to have terminated employment if he or she transfers to an entity with which the Company would be aggregated under Section 414 of the Code, using an ownership percentage of 20% instead of 80% thereunder.
          D. All payments due and payable under this Plan on a fixed date shall be deemed to be made upon such fixed date if such payment is made on: such date; a later date within the same calendar year; or, if later, by the fifteenth day of the third calendar month following the specified date (provided the Participant or beneficiary is not entitled, directly or indirectly, to designate the taxable year of the payment).
SECTION 4
ADMINISTRATION AND CLAIMS PROCEDURE
          A. The Committee for the Plan shall consist of the same individuals who have been appointed by the Boards of Directors of the Company to serve as the Pension Committee of the Retirement Plan.
          B. The Committee shall construe, interpret and administer all provisions of the Plan and a decision of a majority of the members of the Committee shall govern.
          C. A decision of the Committee may be made by a written document signed by a majority of the members of the Committee or by a meeting of the Committee. The Committee may authorize any one of its members to sign documents or papers on its behalf.
          D. The Committee shall appoint a secretary who need not be a member of the Committee. The secretary shall keep all records of meetings and of any action by the Committee and any and all other records desired by the Committee. The Committee may appoint such agents, who need not be members of the Committee, as it may deem necessary for the effective exercise of its duties, and may, to the extent not inconsistent herewith, delegate to such agents any powers and duties, both ministerial and discretionary, as the Committee may deem expedient and appropriate.
          E. No member of the Committee shall make any decision or take any action regarding his own benefits under the Plan, but all such matters shall be decided by a majority of the remaining members of the Committee or, in the event of inability to obtain a majority, by the Chairman of the Company.
          F. A Participant who believes that he is being denied a benefit to which he is entitled may file a written request for such benefit with the Plan Administrator of the Retirement Plan setting forth his claim. The request must be addressed to: Plan Administrator, Arch Coal, Inc.,

City Place One, Suite 300, St. Louis, Missouri 63141. The claim shall be handled pursuant to, and shall be governed by, the claims procedures in the Retirement Plan.
SECTION 5
FORFEITURE
          Subject to any divestiture limitations imposed by the then applicable law, a Participant’s right to his benefits, or any surviving spouse’s or beneficiary’s right related to such benefits, shall be divested if the Participant is found to have violated the law as to any business matter of the Employer and such violation materially affects the Employer’s business or reputation. Otherwise, there shall be no divestiture of rights of any Employee who has become a Participant herein.
SECTION 6
MISCELLANEOUS
          A. Plan Year. The Plan shall operate on a calendar year basis.
          B. Spendthrift. No Participant or beneficiary shall have the right to assign, transfer, encumber or otherwise subject to lien any of the benefits payable or to be payable under this Plan.
          C. Incapacity. If, in the opinion of the Committee, a person to whom a benefit is payable is unable to care for his affairs because of illness, accident or any other reason, any payment due the person, unless prior claim therefor shall have been made by a duly qualified guardian or other duly appointed and qualified representative of such person, may be paid to some member of the person’s family, or to some party who, in the opinion of the Committee, has incurred expense for such person. Any such payment shall be a payment for the account of such person and shall be a complete discharge of any liability therefor to such person.
          D. Employee Rights. The Employer, in adopting this Plan, shall not be held to create or vest in any Employee or any other person any benefits other than the benefits specifically provided herein, or to confer upon any Employee the right to remain in the service of the Employer.
          E. Service of Process and Plan Administrator. The Secretary of the Company shall be the agent for service of legal process.
          F. Unfunded Plan. This Plan shall be unfunded. All payments to a Participant under the Plan shall be made from the general assets of the Participant’s Employer. The rights of any Participant to payment shall be those of an unsecured general creditor of his Employer.
          G. Company Rights. The Company reserves the right to amend or terminate the Plan, provided that the vested rights of each designated Participant at the time of such amendment or termination shall remain unaffected. Any distributions payable upon termination of the Plan must comply with the requirements of Code Section 409A and the rules and regulations promulgated thereunder.

          H. Interpretation. All provisions of this Plan shall be interpreted in a manner so as to be consistent with Section 409A of the Code and the regulations issued thereunder.
          IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer this 11th day of December, 2008.

ARCH COAL, INC.
	By:	/s/ Sheila B. Feldman

ATTEST: /s/ Gregory A. Billhartz